EXHIBIT 99.1

Vicon Industries, Inc. Announces Plans to Deregister Common Stock with SEC

Hauppauge, New York, January 15, 2019 – Vicon Industries, Inc. (the “Company”), a publicly-traded producer of video management systems and components (OTCQB: VCON) headquartered in Hauppauge, New York, announced today that it intends to file with the Securities and Exchange Commission (“SEC”) on January 22, 2019 a Form 15 terminating the registration of its common stock, par value $0.001 per share (the “Common Stock”), thereby suspending its obligations to file periodic and current reports and other filings with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q for fiscal years beginning after September 30, 2018. The deregistration of the Common Stock is expected to result in significant cost savings to the Company in the near term from the elimination of SEC reporting requirements. Also, the deregistration of the Common Stock will allow the Company to avoid the substantial additional costs associated with the compliance and auditing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to focus its resources on increasing long-term growth.

Vicon Industries Board of Directors made this decision after thorough analysis and discussion because the cost of being an SEC reporting company far exceed the associated benefits afforded to company the size of Vicon Industries. The small number of our stockholders of record allows the Company to deregister the Common Stock and cease being an SEC reporting company and therefore eliminate SEC reporting compliance costs

The Board determined that the time and resources previously expended on SEC regulatory compliance and review - which is extremely burdensome for the Company will now be better deployed in working to expand its current business, and, ultimately, grow long-term stockholders’ equity.

About Vicon

Vicon Industries, Inc. (OTCQB: VCON) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). More information about Vicon Industries, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s future business strategies. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: the Company’s history of losses and negative cash flows; the Company’s need for additional financing; and other factors discussed under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:

Vicon Investor Relations

Cindy Schneider

Tel: (631) 650-6201

Email: IR@vicon-security.com